SPROTT FUNDS TRUST 485BPOS

Exhibit (h)(9)

SEVENTH AMENDMENT TO

SECURITIES LENDING AUTHORIZATION AGREEMENT

BETWEEN

SPROTT FUND TRUST,

ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE C,

AND

STATE STREET BANK AND TRUST COMPANY

This Seventh Amendment (this “Amendment”) dated as of July 19, 2024 is between SPROTT FUND TRUST, on behalf of its series as listed on Schedule C, severally and not jointly (each, a “Fund” and collectively, the “Funds”), and State Street Bank and Trust Company, acting either directly or through any affiliates or subsidiaries (collectively, “State Street”).

Reference is made to the Securities Lending Authorization Agreement dated as of March 31, 2015, as amended to date, between the SPROTT FOCUS TRUST, INC. (a “Fund”), SPROTT FUND TRUST, on behalf of its series as listed on Schedule C thereto, and State Street (the “Agreement”).

WHEREAS, the Funds and State Street both desire to amend the Funds listed on Schedule C.

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows:

1.             Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.             Amendment. Schedule C (Schedule of Funds) to the Agreement is hereby deleted in its entirety and replaced with the revised Schedule C attached to this Amendment.

3.             Representations and Warranties. Each party hereto represents and warrants that (a) it has the legal right, power and authority to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; and (c) this Amendment constitutes a legal, valid, and binding obligation enforceable against it.

4.             Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in full force and effect.

5.             Governing Law. This Amendment shall be governed by and construed in accordance with the governing law of the Agreement.

6.             Effective Date. This Amendment shall be effective as of the date first written above.

Information Classification: Limited Access

Schedule C

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated 31st day of March, 2015 between SPROTT FOCUS TRUST, SPROTT FUND TRUST ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE C, SEVERALLY AND NOT JOINTLY (each a “Fund” and collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY, acting either directly or through any affiliates or subsidiaries (collectively, “State Street”), as amended.

Fund Name	Taxpayer Identification Number	Tax Year End
Sprott Focus Trust	59-2876580	12/31
Sprott Funds Trust, on behalf of the following series:	84-4034060
Sprott Gold Miners ETF	47-0984845	12/31
Sprott Junior Gold Miners ETF	47-3088554	12/31
Sprott Uranium Miners ETF	84-2944343	12/31
Sprott Energy Transition Materials ETF	92-0540209	12/31
Sprott Junior Copper Miners ETF	92-0553131	12/31
Sprott Nickel Miners ETF	92-0571208	12/31
Sprott Lithium Miners ETF	920584485	12/31
Sprott Junior Uranium Miners ETF	92-0614188	12/31
Sprott Copper Miners ETF	93-4932362	12/31
Sprott Silver Miners & Physical Silver ETF	99-3790745	12/31

Information Classification: Limited Access